Exhibit 99.1

BLYTH, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

January 31, 2006

	Blyth			Blyth
(In thousands, except share and per share data)	as Reported	Adjustments(a)		as Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$242,068	$36,107		$278,175
Accounts receivable, less allowance for doubtful receivables of $3,892	109,857	(15,797)		94,060
Inventories	237,753	(8,488)		229,265
Prepaid and other	35,643	(785)		34,858
Assets held for sale	3,027	—		3,027
Deferred income taxes	20,645	—		20,645
Total current assets	648,993	11,037		660,030
Property, plant and equipment, at cost:
Less accumulated depreciation of $264,941	225,826	(12,672)		213,154
Other assets:
Investments	3,397	—		3,397
Excess of cost over fair value of assets acquired	185,127	(31,220)		153,907
Other intangible assets, net of accumulated amortization of $5,917	37,183	—		37,183
Deposits and other assets	15,994	—		15,994
	241,701	(31,220)		210,481
Total assets	$1,116,520	$(32,855)		$1,083,665
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank lines of credit	$25,772	$—		$25,772
Current maturities of long-term debt	1,049	(546)		503
Accounts payable	75,735	(2,102)		73,633
Accrued expenses	93,000	(9,884)		83,116
Income taxes	14,296	(5,004)		9,292
Total current liabilities	209,852	(17,536)		192,316
Deferred income taxes	39,383	(1,987)		37,396
Long-term debt, less current maturities	344,921	(6,424)		338,497
Other liabilities	28,540	—		28,540
Commitments and contingencies	—	—		—
Total stockholders’ equity	493,824	(6,908	)(b)	486,916
Total liabilities and stockholders’ equity	$1,116,520	$(32,855)		$1,083,665

Pro forma adjustments giving effect to the disposition in the unaudited pro forma Condensed Consolidated Balance Sheet are as follows:

(a) To reflect the disposition of the assets and liabilities of Kaemingk and the proceeds from the sale of Kaemingk.

(b) To reflect the pro forma loss on the sale of Kaemingk, net of tax of 39%, as if the transaction had occurred on January 31, 2006.

BLYTH, INC.

Condensed Consolidated Statement of Earnings

(In thousands except per share data)

(Unaudited)

January 31, 2006

	Blyth		Blyth
	as Reported	Adjustments (c)	as Adjusted

Net sales	$1,573,076	$(88,044)	$1,485,032
Cost of goods sold	859,810	(61,087)	798,723
Gross profit	713,266	(26,957)	686,309
Selling	455,507	(10,930)	444,577
Administrative	148,326	(4,337)	143,989
Restructuring and impairment charges	53,261	—	53,261
	657,094	(15,267)	641,827
Operating profit	56,172	(11,690)	44,482

Interest expense and other	24,145	(732)	23,413
Earnings before income taxes and minority interest	32,027	(10,958)	21,069
Income tax expense	7,775	(3,068)	4,707
Earnings before minority interest	24,252	(7,890)	16,362
Minority interest	(605)	—	(605)
Net earnings	$24,857	$(7,890)	$16,967

Basic:
Net earnings per common share	$0.61	$(0.19)	$0.41
Weighted average number of shares outstanding	40,956	40,956	40,956

Diluted:
Net earnings per common share	$0.60	$(0.19)	$0.41
Weighted average number of shares outstanding	41,176	41,176	41,176

Pro forma adjustments giving effect to the disposition in the unaudited pro forma Condensed Consolidated Statement of Earnings are as follows:

(c) To reflect the elimination of the operational results of Kaemingk.